Exhibit 23.4





                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Shire Pharmaceuticals Group PLC on Form S-3 of our report dated January 26, 2000, on our audits of the consolidated financial statements of BioChem Pharma Inc. ("BioChem") prepared in Canadian dollars and in accordance with generally accepted accounting principles in Canada, as of December 31, 1999 and 1998 and for the years ended December 31, 1999, and 1998 and 1997, which report is incorporated by reference herein from BioChem's Annual Report on Form 20-F for the year ended December 31, 1999.




/s/ Raymond Chabot Grant Thornton
Chartered Accountants
General Partnership





Montreal, Canada
November 6, 2001